FORM OF
                          INVESTMENT ADVISORY AGREEMENT
                          INSTITUTIONAL LIQUIDITY TRUST

This Agreement is made as of December __, 2004, between Neuberger Berman Management Inc., a New York corporation ("Manager") and Lehman Brothers Asset Management, Inc., a ______________ ("Adviser").

WITNESSETH:
-----------

WHEREAS, Institutional Liquidity Trust, a Delaware statutory trust
("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end, diversified management investment company and has established several separate series of shares ("Series") with each Series having its own assets and investment policies; and

WHEREAS, Trust has retained Manager to provide investment advisory and administrative services to several Series of the Trust pursuant to a Management Agreement dated December __, 2004, which agreement specifically provides for the retention of a sub-adviser to provide the investment advisory services described therein; and

WHEREAS, Manager desires to retain Adviser as investment adviser to furnish investment advisory and portfolio management services to each Series listed in Schedule A attached hereto, to such other Series of Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter "Series" shall refer to each Series which is subject to this Agreement and all agreements and actions described herein to be made or taken by Trust on behalf of the Series), and the Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1.    SERVICES OF THE ADVISER

1.1 INVESTMENT MANAGEMENT SERVICES. The Adviser shall act as the investment adviser to the Series and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Series in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Series, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

The Series hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Adviser shall carry out its duties with respect to the Series' investments in accordance with applicable law and the investment objectives, policies and restrictions of the Series adopted by the trustees of Trust ("Trustees"), and subject to such further limitations as the Series may from time to time impose by written notice to the Adviser.

1.2   ADMINISTRATIVE SERVICES.  The Adviser shall:
      -----------------------

            1.2.1 BOOKS AND RECORDS. Assure that all records required to be maintained and preserved by Trust and/or the Series with respect to securities transactions are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

            1.2.2 REPORTS AND FILINGS. Assist in the preparation of (but not pay for) all periodic reports by Trust or the Series to Interestholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws.

            1.2.3 REPORTS TO THE MANAGER. Prepare and furnish to Manager such reports, statistical data and other information in such form and at such intervals as Manager may reasonably request.

            1.2.4 OTHER SERVICES. The Adviser shall perform such other functions of management and supervision as may be requested by the Manager and agreed to by the Adviser.

      2.    ADVISORY FEE

2.1 FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, Manager shall pay the Adviser an annual fee as set out in Schedule B to this Agreement.

2.2 COMPUTATION AND PAYMENT OF FEE. The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Series' net asset value was determined. The fee provided in this Agreement for any Series shall be adjusted proportionately with any waiver or rebate of the fee due to the Manager from that Series, whether voluntary, contractual, or compelled by law.

2.3 EXPENSES. During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for any Series.

      3.     OWNERSHIP AND HOLDING PERIOD OF RECORDS

All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Series are the property of the Series and shall be surrendered by the Adviser promptly on request by the Series; provided, that the Adviser may at its own expense make and retain copies of any such records. The Adviser agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

      4.    REPORTS TO ADVISER

Manager shall furnish or otherwise make available to the Adviser such copies of each Series' registration statements, financial statements, proxy statements, reports, and other information relating to the Series' business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

      5.    SERVICES TO OTHER CLIENTS

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

      6. LIMITATION OF LIABILITY OF ADVISER AND ITS PERSONNEL

Neither the Adviser nor any director, officer or employee of the Adviser performing services for the Series at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to Trust or a Series or its Interestholders to which the Adviser would otherwise be subject by reason of the Adviser's willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, officer or employee of the Adviser who is or was a Trustee or officer of Trust against any liability to Trust or a Series or its Interestholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with Trust.

      7.    TERM OF AGREEMENT

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on the date hereof and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 2006. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect to October 31 of the year following the year of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Adviser shall furnish to the Manager, promptly upon its request, such information as the Trustees of the Trust deem reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

      8.    AMENDMENT OR ASSIGNMENT OF AGREEMENT

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

      9.    TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any Series by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party. This Agreement shall terminate automatically and immediately with respect to a Series if the Management Agreement between the Trust and Manager terminates with respect to that Series. This Agreement may also be terminated with respect to any Series on sixty (60) days notice to the Adviser, without the payment of any penalty, by a vote of the

Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Series.

      10.   INTERPRETATION AND DEFINITION OF TERMS

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      11.   CHOICE OF LAW

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

      12.   CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      13.   EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                        NEUBERGER BERMAN MANAGEMENT INC.


                        ----------------------------------------------------
                        Name:
                        Title:


                        LEHMAN BROTHERS ASSET MANAGEMENT INC.


                        ----------------------------------------------------
                        Name:
                        Title:



                        Date:  December __, 2004

                                   SCHEDULE A

                     SERIES OF INSTITUTIONAL LIQUIDITY TRUST




Institutional Liquidity Portfolio
Prime Portfolio
U.S. Treasury Portfolio




Date: December __, 2004

                                   SCHEDULE B

                              RATE OF COMPENSATION

FUND                                        RATE OF COMPENSATION BASED ON
                                            EACH FUND'S AVERAGE DAILY NET ASSETS



Institutional Liquidity Portfolio
Prime Portfolio
U.S. Treasury Portfolio




Date: December __, 2004